UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 17, 2005

ShopKo Stores, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	1-10876	41-0985054
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

700 Pilgrim Way, Green Bay, Wisconsin		54304
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	920-429-2211

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01. Entry into a Material Definitive Agreement.

2005 Bonus Targets for Named Executive Officers

On March 17, 2005, the Board of Directors’ Compensation and Stock Option Committee ("Compensation Committee") approved a combination of earnings per share targets and free cash flow targets as performance criteria for executive officers under the Company’s Executive Incentive Plan for Fiscal 2005, together with certain operating measures for some senior executive officers. Messrs. Duncan and Bender will have earnings per share targets and free cash flow targets for 2005. In addition to earnings per share and free cash flow targets, Mr. Hopkins will also have Pamida Sales and Pamida earnings before taxes, depreciation and amortization ("EBITDA") targets, Mr. White will also have ShopKo Division sales and ShopKo Division EBITDA targets, and Mr. Bettiga will also have Retail Health Sales and Retail Health EBITDA targets.

2004 Bonus Awards for Named Executive Officers

In addition, on March 17, 2005, the Compensation Committee also determined that payouts under the 2004 Executive Incentive Plan measures would be in the following amounts: Mr. Duncan, $400,557.88; Mr. Hopkins, $96,987.44; Mr. Bender, $131,748.50; Mr. White, $86,231.41; and Mr. Bettiga, $118,160.75.

2005 Long Term Incentive Plan Performance Targets for Named Executive Officers

Finally, on March 17, 2005, the Compensation Committee also set performance measures for a new 3-year cycle under the Company’s 2000 Long Term Incentive Plan, with 66-2/3% of the awards based on the Company’s relative return on invested capital ("ROIC") percentage versus a peer group consisting of 20-25 retail companies, and 33-2/3% based on earnings growth targets.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ShopKo Stores, Inc.

March 23, 2005	By:	Peter G. Vandenhouten

Name: Peter G. Vandenhouten
Title: Assistant General Counsel/Secretary